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                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                           RJR NABISCO HOLDINGS CORP.
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                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
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                   (Name of Person(s) Filing Proxy Statement)

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For Immediate Release

                                Contact: George Sard/Anna Cordasco/Paul Caminiti
                                         Sard Verbinnen & Co
                                         212/687-8080

            BROOKE AGREES TO SETTLE TOBACCO LITIGATION WITH 5 STATES

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         MIAMI, FL, MARCH 15, 1996 -- Brooke Group Ltd. (NYSE: BGL) announced today that it has entered into a settlement of tobacco litigation with the Attorneys General of five states. Brooke had previously entered into a settlement of the Castano class action which, subject to federal court approval, releases Brooke and its Liggett Group tobacco subsidiary from all current and future addiction-based claims by a nationwide class of smokers.

         The settlement with the Attorneys General releases Brooke and Liggett from all tobacco- related Medicaid reimbursement claims by the states of Florida, Louisiana, Massachusetts, Mississippi and West Virginia.

         The five states and the Castano plaintiffs have agreed that they will not seek to enjoin the spinoff of Nabisco (NYSE: NA) to RJR Nabisco (NYSE: RN) shareholders if Brooke's nominees are elected to the RJR Nabisco Board of Directors. Brooke is proposing directors to replace the existing RJR Nabisco Board at the Annual Meeting on April 17, 1996.

         "This comprehensive settlement is good news for both Brooke and RJR Nabisco shareholders, and it is also in the long-term financial interests of the entire tobacco industry," said Bennett S. LeBow, chairman and chief executive officer of Brooke Group. "A new economic model for the industry based on responsible coexistence instead of scorched earth confrontation can substantially increase stock valuations over time as the market begins to realize that abnormally low cash flow multiples no longer make any sense. At the same time, RJR shareholders have a clear choice. If they vote for our directors they will get an immediate spinoff of Nabisco with no injunction risk, a $2 per share tobacco dividend, Ron Fulford revitalizing the tobacco business, and improved corporate governance. They will also get first option to benefit from our favorable settlement -- which would cost RJR Nabisco only a little more than a penny a pack -- on terms set by Dale Hanson and the other independent directors. If they don't vote for us, they will get business as usual from the existing RJR Nabisco Board."

                                     -more-
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                                        2

         Under the agreement, the states would share an initial $5 million ($1 million up front and the balance over 10 years), as well as a percentage of Liggett's pretax income each year from the second through the 25th year. This annual percentage would range from 2-1/2% to 7-1/2% of Liggett's pretax income, depending on the number of additional states joining this agreement.

         Settlement funds received by the Attorneys General will be used to reimburse the states' smoking-related healthcare costs. While neither consenting to FDA jurisdiction nor waiving their objections thereto, Brooke and Liggett have also agreed to phase in compliance with certain proposed interim FDA regulations regarding smoking by children and adolescents, including a prohibition on the use of cartoon characters in tobacco advertising and limitations on the use of promotional materials and distribution of sample packages where minors are present.

         Brooke and Liggett have the right to terminate the settlement with respect to any state participating in the settlement if any of the remaining defendants in the litigation succeed on the merits. Brooke and Liggett may also terminate the settlement if they conclude that too few additional states have joined. As pioneers of the settlement, Brooke and Liggett are also entitled to certain benefits not available to the other defendants that could reduce the payment obligations of Brooke and Liggett (and any future affiliate) to the plaintiffs in certain circumstances.

         "This settlement gives Brooke the best of both worlds," said LeBow. "We have capped our potential liability on favorable terms while retaining the right to benefit from any legal victories by the remaining defendants. In addition, as the market becomes more familiar with the agreement, it will become clear that Liggett has not waived any legal privileges."

         The settlement would also apply in the event of a merger or other business combination between Liggett or Brooke and any of the other defendants in the lawsuits, except any entity with a market share greater than 30%. The combining defendant would receive the same settlement benefits enjoyed by Brooke and Liggett. The five states would share an initial $135 million and other states joining the settlement would share another $25 million.

         The states would also share a percentage of the pretax income of the combined tobacco companies from the second through the 25th year. The percentage will range from 2-1/2% to 7-1/2% of pretax income depending on how many other states join the settlement, but the amount will not be less than $30 million a year. The initial five states will share 2-1/2% of pre-tax income and the other states will share the next 5% according to a formula based on their Medicaid populations. The five states will also share $3.75 million ($1.25 million a year for three years) to monitor point-of-sale advertising by all companies close to schools.

                                     -more-

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                                        3

         Brooke Group controls Liggett Group, tobacco and real estate operations in the former Soviet Union and has a substantial equity interest in New Valley Corporation.

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